Exhibit 99.01

Media Contact: Richard Rossi

GRIC Communications, Inc.

(408) 965-1144

rrossi@gric.com

Financial Contact: John Riley

GRIC Communications, Inc.

(408) 965-1377

investor@gric.com

GRIC Communications Names Bharat Davé as Permanent CEO

Michael Smart Promoted to SVP Role

MILPITAS, Calif., - July 24, 2003 - GRIC Communications, Inc. (Nasdaq: GRIC), a leading provider of Internet-based mobile office communications solutions, announced the naming of Bharat Davé as its Chief Executive Officer and President, effective immediately.   Davé had been serving as GRIC’s President and Chief Operating Officer and, since January 2003, as its interim Chief Executive Officer.

Davé has served as the Company’s President since March 2001 and as Chief Operating Officer since September 2000. He has been a director since October 2000.  From October 1998 to September 2000, he was employed by Infineon Technologies Corporation, a manufacturer of semiconductor products, as President and CEO North America. From 1988 to September 1998, he held a variety of positions at Siemens Business Communications Systems, Inc.  During the prior 15 years, he held various positions with IBM.  Davé holds a B.S. degree in Electrical Engineering from University of New Haven.

Concurrently, the Company announced the immediate promotion of Michael Smart to the position of Senior Vice President, reporting to Davé.  Previously responsible for Product Management and Engineering, Smart will now also manage the Company’s Operations and Information Technology groups.

Smart has served as the Company’s Vice President and General Manager, Engineering and Product Management since July 2002. He was its Vice President and General Manager, Software Business Unit from January 2001 until July 2002 and from November 2000 to December 2000, he served as Vice President, Convergent Services Platform. From 1998 to October 2000, he served in various positions with TCSI Corporation, most recently Vice President of Global Sales and Director of Product Marketing. From 1996 to 1998,  Smart was Vice President and General Manager at Master Software, Inc., a systems integrator specializing in custom applications for the telecommunications industry. He earned his B.A. degree from San Diego State University, and an M.B.A. degree from St. Mary’s College.

“We are extremely pleased to confirm Bharat as our permanent Chief Executive Officer,” said Hong Chen, Chairman of the Board.  “After conducting an extensive search for the past several months, it became clear to the Board that the most highly qualified person to take GRIC to the next level of growth and development consistent with our vision was someone already sitting inside our own walls.  Together with his strong management team, Bharat has demonstrated the leadership, customer focus and operational excellence that will be required for GRIC to further penetrate the enterprise market.   It has been a gratifying experience for me to work with Bharat during the last three years in my capacity as

CEO and as a friend, and it gives me great confidence to pass the reins of control to Bharat. I look forward to continuing to team with him in my capacity as Chairman.”

“I am excited that the Board has placed its confidence and trust in me to lead GRIC into the future,” said Davé.  “I plan to continue building on the foundation of our success to date, further penetrating the enterprise marketplace with our leading GRIC MobileOffice solution.  The market is clearly recognizing the value of the robust solution that GRIC offers—lower total cost of ownership, increased control, significant risk reduction, and enhanced productivity for mobile professionals.”

“The senior management team at GRIC is strong and committed to the common vision that will drive our growth.  One of these managers is Mike Smart, who I am pleased to promote to Senior Vice President today.  Mike’s record in delivering our critical service releases on schedule and maintaining a customer-centric focus on high quality products exemplifies the engineering and operational leadership needed to keep the GRIC MobileOffice solution robust.   I am confident that he and his team will play a critical role in driving the future success of our company.”

In addition to Davé and Smart, the Company’s senior management team currently consists of Kelly Anderson, Senior Vice President Worldwide Sales & Marketing, David L. Teichmann, Senior Vice President, General Counsel & Secretary, and Kim Silverman, Vice President and Chief Financial Officer.

Separately, the Company also announced its quarterly earnings for the second quarter of 2003.

The statements by Hong Chen and Bharat Davé, and the above statements contained in this business outlook section, are forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ include: severe disruptions in global travel that may result from continued hostilities in the Middle East and possible continuation of the SARS (severe acute respiratory syndrome) crisis in Asia, which may cause reduced use of our services and a decline in revenue; continued turbulence in the telecommunications industry may cause us to incur higher costs or recognize lower revenues; uncertainty whether customers will adopt our new product offerings; unforeseen issues as customers integrate these new offerings into their operations; unpredictable difficulties in establishing and maintaining strategic customer and vendor relationships may lower our revenues and increase our costs; the uncertainty of the timing and amount of revenues from new and existing business relationships can cause quarterly fluctuations; the availability and adoption of alternative secure access technologies, protocols and solutions may reduce demand for our services; existing customers may selectively restrict or limit access by their users to our network in regions where they believe they can obtain access at a lower cost through alternative arrangements, which could cause our quarterly revenues to fluctuate; and Internet roaming services may not grow as rapidly, or bear as high a gross margin, as we anticipate.  In addition, please refer to risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

About GRIC Communications, Inc.

GRIC Communications, Inc. is a leading provider of Internet-based mobile office communications solutions for enterprise customers. GRIC’s MobileOffice solution delivers - reliably and securely - to business individuals, who are traveling or working remotely, the same set of services they have access to when they are working in a central office, thus allowing them to work productively and efficiently wherever they happen to be. The GRIC TierOne Network™ of more than 300 top-tier service providers provides end users remote Internet access through more than 25,000 wired and wireless access points in more than 150 countries. A member of the Wi-Fi Alliance, GRIC continues to pioneer roaming and remote Internet access via Wi-Fi and other broadband solutions. Its broadband network now includes more than 2,000 Wi-Fi and wired Ethernet access locations in 14 countries worldwide. To learn more about GRIC, please visit our website at www.gric.com.

GRIC, GRIC TierOne Network, GRIC MobileOffice and the GRIC logo are trademarks of GRIC Communications, Inc. All other trademarks mentioned in this document are the property of their respective owners.